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                                                                     EXHIBIT 4.1

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

     Material Sciences Corporation (the "Corporation"), a corporation organized
                                         -----------
and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the first sentence of the Fourth Article of the Certificate of Incorporation of the Corporation be deleted and replaced as follows:

     "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue of 50,000,000 shares, consisting of:

          10,000,000 shares of preferred stock of the par value of $1.00 per share ('preferred stock'); and

          40,000,000 shares of common stock of the par value of $.02 per share (`common stock')."

     SECOND: That the foregoing amendment was declared advisable and proposed to the Corporation's stockholders by resolution adopted by the Corporation's Board of Directors (the "Board") by the unanimous written consent of its members,
                   -----
filed with the minutes of the Board.

     THIRD: That the foregoing amendment was considered and approved by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon, in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware, at the annual meeting of stockholders held on July 17, 1997.

     FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provision of Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, said Material Sciences Corporation has caused this certificate to be signed by James J. Waclawik, Sr., its Vice President, Chief Financial Officer and Secretary this 5th day of August, 1997.

                                         Material Sciences Corporation

                                         By /s/ James J. Waclawik, Sr.
                                           ---------------------------
                                         Vice President, Chief Financial Officer
                                         and Secretary